CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260, ext. 206
ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. REPORTS  THIRD QUARTER 2009 OPERATING RESULTS

New York, New York – November 4, 2009 – PC Group, Inc. (NASDAQ: PCGR, “PC Group” or the “Company”) reported a loss from continuing operations for the three months ended September 30, 2009 of approximately $268,000 on net sales of approximately $11.1 million.  For the comparable period in 2008, the Company reported a loss from continuing operations of approximately $1.2 million on net sales of approximately $11.2 million.  The principal reasons for the improvement in 2009 operating results are reductions in general and administrative expenses of approximately $520,000, overhead reductions at Twincraft and Silipos of approximately $142,000 and a benefit of approximately $256,000 as a result of a legal judgement.

Consolidated gross profit from continuing operations for the third quarter of 2009 was approximately $3.5 million, or 32.0% of net sales, compared to approximately $3.3 million, or 29.9% of net sales, in the comparable period in 2008.  The primary reason for the increase was the reduction of manufacturing overhead costs at both our Twincraft and Silipos subsidiaries.

General and administrative expenses for the third quarter ended September 30, 2009, were approximately $1.7 million, or 15.3% of net sales, compared to approximately $2.5 million, or 22.1% of net sales, in the quarter ended September 30, 2008, a decrease of approximately $776,000.  Approximately $282,000 of the decrease is related to reductions in salaries, rents, and professional fees as a result of our effort to reduce our corporate overhead structure.  Approximately $256,000 of the reduction is as a result of the final judgment and award providing for reimbursement of legal fees incurred by the Company in connection with the Zook arbitration.  In addition, amortization of intangible assets is approximately $60,000 lower in the three months ended September 30, 2009 as compared to the three months ended September 30, 2008.  Also, in the three months ended September 30, 2008, the Company recorded approximately $192,000 of employee severance pay.

Net loss was approximately $268,000 or approximately $0.03 per share on a fully-diluted basis for the third quarter of 2009, compared to a net loss of approximately $1.4 million or approximately $0.13 for the comparable period in 2008.  In the three months ended September 30, 2008, the Company recorded a loss of approximately $186,000 from discontinued operations which included adjustments to the losses realized on the sales of Regal Medical Supply, LLC, and Bi-Op Laboratories, Inc., net of income tax benefit.

Gray Hudkins, President and Chief Executive Officer, commented, “We believe that our past efforts to divest non-core and underperforming businesses, reduce our expense structure, and focus on our two subsidiaries, Twincraft and Silipos, are beginning to show improved results and we believe our businesses remain stable.  We are pleased to have favorably concluded the Zook arbitration with the arbitrator’s final determination that Zook’s claims were without merit and the final judgment and award requiring that Zook reimburse the Company for all legal fees incurred.”

Mr. Hudkins continued:  “Looking forward, we will seek to be opportunistic about growing the revenues at both Twincraft and Silipos.  We are currently in the process of adding new salespeople to our Silipos’ field team.   We believe this will increase our presence with our distributors and provide them with greater support.  In addition, we are excited about our new line of Gel-care scar management products.  In October 2009, we received our first purchase orders from distributors for these patent-pending scar management products.  We believe we will begin to see contributions to our revenue as we launch and expect to promote this unique product to targeted markets throughout 2010.  We have received Investigational Review Board (“IRB”) approval and are proceeding with a clinical study on this new line of products to better substantiate the efficacy of the product.  The results of this clinical study are expected to be available in the Spring 2010.”

As of September 30, 2009, working capital was approximately $12.3 million, compared to approximately $12.8 million at December 31, 2008, a decrease of approximately $500,000.  The decrease is primarily attributable to decreases in inventory at Twincraft of approximately $942,000 during the nine months ended September 30, 2009, offset by increases in accounts receivable, primarily at Silipos, of approximately $632,000.

Cash and cash equivalents were approximately $4.2 million at September 30, 2009, as compared to cash and cash equivalents of approximately $4.0 million at December 31, 2008.  The Company generated cash of approximately $905,000 from its operations during the first nine months of 2009 and generated an additional $354,000 from net proceeds from the sales of its subsidiaries during that period.  Approximately $610,000 was used to purchase property, plant, and equipment, and approximately $495,000 was used to purchase treasury stock in the nine months ended September 30, 2009.

The Company, through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses during and beyond 2009; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that the Company may not be able to maintain a listing of its common stock on the NASDAQ Global Market; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; the risk that the clinical study related to our Gel-care scar management products will not be positive; risks associated with our ability to repay debt obligations, the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.pcgrpinc.com or the Securities and Exchange Commission’s web site at www.sec.gov.

PC GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net sales	$11,099,494	$11,187,762	$31,898,518	$34,628,355
Cost of sales	7,551,578	7,843,291	22,584,878	24,159,230
Gross profit	3,547,916	3,344,471	9,313,640	10,469,125

General and administrative expenses	1,699,338	2,475,438	5,434,114	7,785,767
Selling expenses	1,254,932	1,294,087	3,506,132	3,983,780
Research and development expenses	222,446	242,321	661,618	759,276
Operating income (loss)	371,200	(667,375)	(288,224)	(2,059,698)

Other expense, net:
Interest income	10,900	7,831	32,317	23,592
Interest expense	(641,237)	(553,719)	(1,930,063)	(1,661,003)
Other income (expense)	(8,415)	(40)	5,307	11,221
Other expense, net	(638,752)	(545,928)	(1,892,439)	(1,626,190)
Loss from continuing operations before income taxes	(267,552)	(1,213,303)	(2,180,663)	(3,685,888)
Benefit from (provision for) income taxes	—	4,152	1,075,200	(1,915)
Loss from continuing operations	(267,552)	(1,209,151)	(1,105,463)	(3,687,803)
Discontinued Operations:
Income (loss) from operations of discontinued subsidiaries (including gain (loss) on sales of subsidiaries of $1,674 in the nine months ended September 30, 2009 and $(335,501) and $(2,529,942) in the three and nine months ended September 30, 2008, respectively)	—	(191,817)	1,674	(2,540,783)
Benefit from income taxes	—	5,474	—	184,329
Income (loss) from discontinued operations	—	(186,343)	1,674	(2,356,454)
Net loss	$(267,552)	$(1,395,494)	$(1,103,789)	$(6,044,257)

Net loss per common share:
Basic and diluted
Loss from continuing operations	$(0.03)	$(0.11)	$(0.14)	$(0.34)
Loss from discontinued operations	—	(0.02)	—	(0.21)
Basic and diluted loss per share	$(0.03)	$(0.13)	$(0.14)	$(0.55)
Weighted average number of common shares used in computation of net loss per share:
Basic and diluted	7,788,774	10,650,987	8,092,313	10,955,494